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EXHIBIT 99.1

NES SELLS TRENCH SHORING BUSINESS TO UNITED RENTALS

CHICAGO, IL, July 1, 2002—National Equipment Services, Inc. (NYSE:NSV), a leading provider of specialty and general equipment to industrial and construction end users, today announced that it has completed the sale of its trench shoring business to United Rentals, Inc., the largest equipment rental company in North America. The sale price was approximately $110 million.

NES Trench Shoring operated 34 branches in 12 states located throughout the United States, with customers in the construction, utility and infrastructure-development markets. NES Trench Shoring was built through three acquisitions, internal growth and new branch start-ups.

"The sale represents a significant event for NES," said President and Chief Executive Officer Kevin Rodgers. "Over the past two years, we have focused on reducing debt, and we intend to use the proceeds from this sale for that purpose. It also is important to note that we expect to meet our goal of lowering debt by an additional $75 million from internally generated cash flow this year."

About National Equipment Services

NES is the fourth largest company in the $25 billion equipment rental industry. The company focuses on renting specialty and general equipment to industrial and construction end users. It rents more than 750 types of machinery and equipment, and distributes new equipment for nationally recognized original equipment manufacturers. NES also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers. The company is a leading competitor in each geographic market it serves, from its approximately 190 locations in 34 states and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The matters discussed in this release include forward-looking statements that involve specific risks and uncertainties that could cause actual results to differ materially from what appears here. These include, but are not limited to, risks related closing the sale of its trench safety business, NES' growth strategy, its ability to integrate the Brambles acquisition, significant leverage, increased competition, and other risks detailed in the company's recent filings with the Securities and Exchange Commission. NES makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date of this news release that may affect these forward-looking statements.

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  EXHIBIT 99.1